Exhibit 10.3

OWNERTEL, INC.

April 30, 2007

VIA HAND DELIVERY

Ms. Elizabeth Crews

6726 N. River Shore Drive

Tampa, FL 33604

Re:	Letter Consulting Agreement

Dear Elizabeth:

This Letter Consulting Agreement, when countersigned by you, will constitute an independent contractor agreement between Elizabeth Crews (“you”) and OwnerTel, Inc. (the “Company”).

You will consult to the Company part-time for a period of one (1) month following closing of the transactions contemplated by the Stock Purchase Agreement by and among OwnerTel, Inc., William G. Head, III, Elizabeth Crews and Bluepoint Financial, LLC (the “Stock Purchase Agreement”). You will be paid the sum of $6,850 in two (2) equal installments of $3,425. The first installment shall be paid on the date of this Letter Consulting Agreement and the second installment shall be paid on that date which is one (1) month following closing of the transactions contemplated by the Stock Purchase Agreement. You will receive these payments as an independent contractor. You will be responsible for your own income taxes, including all withholding and social security taxes. You will not be required to spend more than 5 hours per week for a period of one (1) month following Closing (unless extended by the parties).

Your primary duties will be to transition the Company through the first month following closing of the transactions contemplated by the Stock Purchase Agreement. The Company will look to you to (1) review and identify all Company liabilities, the status of those liabilities, and Company assets (if any); (2) assist in the preparation of financial statements; (3) review shareholder lists to make certain they are current; and (4) assist and cooperate in preparation of all filings with the SEC.

If this Agreement is acceptable to you, kindly sign in the space below. Thank you for your service to the Company and best of luck to you in all of your endeavors.

Sincerely,

OWNERTEL, INC.

By:	/s/ Robert Druzak
Robert Druzak, President

AGREED:

/s/ Elizabeth Crews

Elizabeth Crews